Exhibit 5

March 12, 2014

Universal Electronics Inc.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707

Ladies & Gentlemen:

We are acting as counsel to Universal Electronics Inc. (the "Company") in connection with the issuance and sale by the Company of up to 54,134 shares of its Common Stock (the "Shares") shares pursuant to the Universal Electronics Inc. 2003 Stock Incentive Plan, the Universal Electronics Inc. Compensation Plan For Outside Members of the Board of Directors (2001) and the Universal Electronics Inc. 2004 Directors Compensation Plan (the “Plans”).

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plans have been duly authorized and, when issued and sold in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.

Very truly yours,

BROUSE McDOWELL,
A Legal Professional Association

/s/ Brouse McDowell

878001
Ref. No. 14-116